Exhibit 99.1

Giovanni Caforio, M.D., Appointed Chief Operating Officer and

Elected to Board of Directors

(NEW YORK — June 9, 2014) - Bristol-Myers Squibb Company (NYSE: BMY) today announced that Giovanni Caforio, M.D., has been appointed chief operating officer and elected to Bristol-Myers Squibb’s Board of Directors, effective June 5, 2014. He will continue to report to Lamberto Andreotti, chief executive officer. In addition to his current responsibilities as chief commercial officer, Caforio will add leadership responsibility for the company-wide functions of Enterprise Services and Global Manufacturing & Supply.

“Giovanni has contributed significantly to the success of the company, most recently building an integrated commercial organization supporting the company’s evolution to a diversified specialty BioPharma company,” said Andreotti. “Giovanni brings valuable experience to the role, from his training as a physician to his strong record in key leadership positions in marketing and operations in Europe, the U.S. and Commercial. I am very proud of Giovanni’s appointment to the Board of Directors, a tremendous honor that recognizes his commitment and contributions to our company.”

Caforio, 49, brings a broad range of experience to his role as chief operating officer. He joined Bristol-Myers Squibb in 2000 as vice president and general manager, Italy, and assumed leadership roles for Greece, South East Europe, and in 2004, was appointed senior vice president, European Marketing and Brand Commercialization. From 2007 to 2011, Caforio helped build the company’s leadership in immuno-oncology while directing U.S. and Global oncology, and made valuable contributions to the company’s strategic focus and operational performance in roles as U.S. president and chief commercial officer from 2011 to 2014. Prior to joining Bristol-Myers Squibb, Caforio spent 12 years with Abbott Laboratories in a number of leadership positions. Caforio earned his M.D. from the University of Rome prior to joining the pharmaceutical industry.

“Giovanni has been an integral leader for Bristol-Myers Squibb as the company has executed its BioPharma strategy,” said James Cornelius, chairman, Bristol-Myers Squibb. “I look forward to his continued contributions to patients, shareholders and employees as a member of the Board of Directors.”

About Bristol-Myers Squibb

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information, please visit www.bms.com or follow us on Twitter at http://twitter.com/bmsnews.

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Contacts

Bristol-Myers Squibb

Media:

Laura Hortas, 609-252-4587, laura.hortas@bms.com

Ken Dominski, 609-252-5251, ken.dominski@bms.com

Investors:

Ranya Dajani, 609-252-5330, ranya.dajani@bms.com

Ryan Asay, 609-252-5020, ryan.asay@bms.com